Exhibit 1.3

EXECUTION COPY
WARRANTS TO PURCHASE
SHARES OF COMMON STOCK
OF UNITED COMMUNITY BANKS, INC.

United Community Banks, Inc., a Georgia corporation (together with its successors, the “Company”), for value received, hereby certifies that Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, “Fletcher” and Fletcher or any Person to whom Fletcher sells, exchanges, transfers, assigns, gives, pledges, encumbers, hypothecates, alienates or distributes, whether directly or indirectly, this Certificate or any right or interest herein or with respect hereto, the “Holder”), is entitled to purchase from the Company up to the Warrant Amount (as defined below) of duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Common Stock Equivalent Junior Preferred Stock, par value $1.00 per share, (the “Common Stock Equivalent Junior Preferred Stock”), at the then-prevailing Warrant Price (as defined below) at any time or from time to time during the Warrant Term (as defined below), all subject to the terms, conditions and adjustments set forth below in this warrant certificate (this “Certificate”) and in the Securities Purchase Agreement, dated as of April 1, 2010, between the Company and Fletcher (as it may be amended from time to time, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1.	Warrants.

The warrants represented hereby (the “Warrants”) have been issued pursuant to the Agreement, and are subject to the terms and conditions thereof.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement.  A copy of the Agreement may be obtained at no cost by the Holder upon written request to the Secretary of the Company at the principal executive offices of the Company.

1.1           General; Warrant Price; Warrant Term.

(a)          The Warrants entitle the Holder to purchase newly-issued shares of Common Stock Equivalent Junior Preferred Stock in accordance with Section 1.5 hereof and Section 6 of the Agreement.  The warrant amount shall (i) equal Fifteen Million Dollars ($15,000,000) on the date hereof, (ii) be increased by $0.15 for each $1.00 of assets purchased pursuant to the Asset Purchase and Sale Agreement (as defined in the Agreement) up to a total increase of Fifteen Million Dollars ($15,000,000) and (iii) be increased on a dollar for dollar basis by the aggregate dollar amount of the Series C convertible preferred stock, par value $1.00 per share, of the Company (the “Preferred Stock”) purchased under the Agreement in excess of Thirty Million Dollars ($30,000,000).  The first Thirty Million Dollars ($30,000,000) of the warrant amount shall be referred to herein as the “Initial Warrant Amount”.  The warrant amount in excess of the Initial Warrant Amount shall be referred to herein as the “Additional Warrant Amount”. The Additional Warrant Amount, together with the Initial Warrant Amount, shall be referred to herein as the “Warrant Amount”.  The Warrant Amount shall be reduced by the aggregate Warrant Price deemed paid at each Warrant Closing (as defined below).  The “Warrant Price” means a price per one-hundredth (1/100th) of a share of Common Stock Equivalent Junior Preferred Stock as of each Warrant Closing Date equal to (i) Four Dollars and Twenty-Five Cents ($4.25) with respect to the Initial Warrant Amount and (ii) Six Dollars and Two Cents ($6.02) with respect to the Additional Warrant Amount, in each case subject to adjustment as set forth herein and in the Agreement.

(b)          The Warrants may be exercised (in whole or in part) at any time or from time to time during the Warrant Term.  The “Warrant Term” shall mean the period beginning on the date hereof and ending at 11:59 p.m. New York City time on the ninth (9th) anniversary of the Stockholder Consent Date (as defined in the Agreement).

1.2           Manner of Exercise.

(a)          The Warrants may be exercised by the Holder, in whole or in part, from time to time, on any day during the Warrant Term, by delivery of a notice in substantially the form attached to this Certificate (or a reasonable facsimile thereof) duly executed by the Holder (a “Warrant Exercise Notice”).

(b)          The Warrant Exercise Notice shall designate the aggregate Warrant Amount to be exercised, the Warrant Price and the number of shares of Common Stock Equivalent Junior Preferred Stock to be received upon such exercise.  The closing of each exercise (each a “Warrant Closing”) shall take place (i) on the third (3rd) Business Day after and excluding the date of the Warrant Exercise Notice or (ii) on any other date upon which the exercising Holder and the Company mutually agree (the “Warrant Closing Date”).

1.3           Conditions to Closing.

(a)          Conditions Precedent to Holder’s Obligation to Close.  It shall be a condition to each Holder’s obligation to close on each Warrant Closing Date that each of the conditions set forth in Section 12 of the Agreement is satisfied, unless waived by such Holder (which waiver may be made or not made in Holder’s sole discretion, and any waiver shall apply solely to the Warrant Closing or Warrant Closings specified by such Holder and shall not obligate such Holder to make or not make any subsequent waiver).

(b)          Conditions Precedent to Company’s Obligation to Close.  The obligations of the Company hereunder are subject to the performance by the Holder of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions set forth in Section 13 of the Agreement.

(c)          Agreement to Cause Conditions to be Satisfied.  The Company with respect to Section 1.3(a) hereof and the Holder with respect to Section 1.3(b) hereof shall each use commercially reasonable efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date.

(d)          Withdrawal of Notice.  If the conditions set forth in Section 1.3(a) hereof are not satisfied or waived prior to the second (2nd) Business Day following and excluding the date of the Warrant Exercise Notice (except for those conditions which by their terms can be satisfied only on the Warrant Closing Date) or if the Company fails to perform its obligations on any Warrant Closing Date (including but not limited to delivery of all shares of Common Stock Equivalent Junior Preferred Stock issuable on such date) for any reason other than the Holder’s failure to satisfy the conditions required by Section 1.3(b) hereof, then in addition to all remedies available to the Holder at law or in equity, such Holder may, at its sole option, and at any time, withdraw the Warrant Exercise Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Warrant Exercise Notice and may submit a Warrant Exercise Notice on any future date with respect to such Warrants and the Warrant Price for the amount of such subsequent Warrant Exercise Notice equal to or less than the previously withdrawn Warrant Exercise Notice shall be the lesser of (i) the Warrant Price in the withdrawn Warrant Exercise Notice and (ii) the Warrant Price in effect as of the subsequent Warrant Exercise Notice Date.

1.4           When Exercise Effective.

Each exercise of any Warrant shall be deemed to have been effected on the Warrant Closing Date upon the deemed receipt of the relevant Warrant Price and the Person (as defined in the Agreement) or Persons in whose name or names any certificate or certificates representing the Common Stock Equivalent Junior Preferred Stock shall be issuable upon such exercise as provided in Section 1.5 hereof shall be deemed to have become the holder(s) of record thereof.

1.5           Delivery of Common Stock and Payment.

(a)          Subject to Section 1.3 hereof and Section 6 of the Agreement, on a Warrant Closing Date, the Company shall deliver an amount of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock Equivalent Junior Preferred Stock (the “Settlement Stock”) equal to “X” where:

X = [(N x D) – (N x P)] / P

N = the number of one-hundredths (1/100ths) of a share of Common Stock Equivalent Junior Preferred Stock equal to the Warrant Amount to be exercised pursuant to such Warrant Exercise Notice divided by the Warrant Price with respect to such Warrant Exercise Notice

D = Daily Market Price (as defined in the Agreement) on the third (3rd) Business Day before, and excluding, the date of the Warrant Exercise Notice

P = Warrant Price with respect to such Warrant Exercise Notice

(b)          The Company shall issue and deliver the Settlement Stock pursuant to Section 1.7 hereof on the relevant Warrant Closing Date.  Upon receipt of the Settlement Stock on the Warrant Closing Date, (i) that amount of Warrants as specified for exercise in the Warrant Exercise Notice shall be deemed exercised and (ii) that amount of cash that would have been paid by the Holder on the relevant Warrant Closing Date if the Warrant Price specified in the Warrant Exercise Notice were paid in cash shall be deemed paid by the Holder and received by the Company.

(c)          In determining whether the limitations described in Section 6 of the Agreement have been reached, computation shall be made based on the number of shares of Settlement Stock actually issued on a Warrant Closing Date.

1.6           Adjustment to Warrant Price.  Notwithstanding anything herein to the contrary, if the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of common stock, par value $1.00 per share, of the Company (“Common Stock”) and/or Common Stock Equivalent Junior Preferred Stock into a greater number of shares, then, after the date of record for effecting each such subdivision, all measurements and references herein related to share prices (including the Warrant Price) for such securities will be proportionately decreased and all references to share numbers for such securities herein will be proportionately increased.

1.7           Delivery of Common Stock and Dividend Payment.

(a)          On the Warrant Closing Date, the Company at its expense (including payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the exercising Holder or as such Holder may direct, at the election of such Holder:

(i)          via the Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock Equivalent Junior Preferred Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share, other than fractional shares in increments of one hundredth (1/100th) of a share, of Common Stock Equivalent Junior Preferred Stock to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price on the date of the Warrant Exercise Notice, and a certificate from the Company stating the new Warrant Amount reflecting a reduction in each of the dollar amounts in the definition of Warrant Amount, on a dollar-for-dollar basis, for each dollar deemed paid; and

(ii)         dividends or other distributions declared on the Common Stock and Common Stock Equivalent Junior Preferred Stock in an amount equal to the product of (x) the aggregate amount of all per-share dividends or distributions other than the Ordinary Cash Dividends paid on the Common Stock and Common Stock Equivalent Junior Preferred Stock multiplied by (y) the gross number of one-hundredths (1/100th) of a share of Common Stock Junior Equivalent Junior Preferred Stock that would have been issuable on the relevant Warrant Closing Date if payment of the Warrant Price specified in the Warrant Exercise Notice were paid in cash (the “Dividend Payment”).  To the extent that the Dividend Payment consists of cash, the Company may pay such amount (a) by wire transfer of immediately available funds to such Holder or (b) if the Daily Market Price on the date the relevant Investment Notice is delivered is greater than the Warrant Price, by delivering a number of shares of Common Stock Equivalent Junior Preferred Stock equal to the cash portion of the Dividend Payment divided by the Warrant Price.  To the extent that the Dividend Payment consists of securities or other non-cash property, the Company shall deliver such securities or other non-cash property to such Holder; provided that if such securities or other non-cash property would have a reduced value if delivery is so delayed (for example only and not by way of limitation, a short-term right to purchase securities), then proper provision shall be made to deliver to Holder the sum of (i) the fair value of such securities or other non-cash property measured as of the distribution date and (ii) the appreciation, if any, in value of such securities through the date of delivery.  For example only and not by way of limitation, if the Company distributes a short-term right to purchase securities to other equity holders, it shall deliver to Holder the value Holder would have received had Holder exercised such right plus the appreciation, if any, had Holder held the purchased securities through the date on which such fair value is delivered to Holder.  In the event that Holder and the Company mutually agree that it would be impractical for the Company to distribute identical securities or other non-cash property to Holder, then Holder and the Company shall work together in good faith to determine a fair and equivalently valued substitute therefor.  “Ordinary Cash Dividend” means all quarterly cash dividends out of capital surplus or restated earnings legally available therefore (determined in accordance with generally accepted accounting principles, consistently applied), in an amount and frequency consistent with past practice.

1.8           Extension of Warrant Term.

The Warrant Term shall be extended by one (1) Business Day for each Business Day: (i) that the Registration Statement (as defined in the Agreement) is not effective and available for the issuance of any Preferred Stock and Warrants for a period of more than ninety (90) days in the aggregate, whether continuous or non-continuous; or (ii) at any time after the One Year Anniversary Date (as defined in the Agreement) but before the date this is sixty (60) days before the expiration of the Investment Period (as defined in the Agreement), occurring during the period (x) commencing on the earlier of the day on which the Company restates or announces its intention to restate any portion of the Company Financial Statements, and (y) ending on the date on which the Company files quarterly or annual financial statements that constitute a Restatement (as defined in the Agreement) on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the SEC (and if the Company makes multiple filings of a Restatement with the SEC, the last of such dates) (the “Restatement Filing Date”).  If (i) the Company restates or announces its intention to restate any portion of the Company Financial Statements (as defined in the Agreement) less than sixty (60) days before the expiration of the Warrant Term, (ii) the Company has restated or announced its intention to restate any portion of the Company Financial Statements and the Restatement Filing Date is not at least sixty (60) days before the expiration of the Warrant Term, or (iii) there is any Registration Failure (as defined in the Agreement) during the sixty (60) days immediately preceding the expiration of the Warrant Term, the Warrant Term shall be extended to a date that is at least sixty (60) days after the later of the Restatement Filing Date or the remediation of the failure described in clause (iii) of this Section 1.8.

2.	Reservation of Shares.

For so long as the Warrant Amount represented hereby has not been exercised in full, the Company shall at all times prior to the end of the Warrant Term reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, the number of shares Common Stock Equivalent Junior Preferred Stock deliverable upon exercise of this Certificate and, after the Company has obtained the approval of the Company stockholders to increase the authorized number of shares of Common Stock, the number of shares Common Stock deliverable upon conversion of such shares of Common Stock Equivalent Junior Preferred Stock.  In the event the number of shares of Common Stock, Common Stock Equivalent Junior Preferred Stock or other securities issued and issuable under this Certificate, the Agreement, the Certificate of Rights and Preferences of the Series C Convertible Preferred Stock and Certificate of Designation of Common Stock Equivalent Junior Preferred Stock of the Company exceeds the authorized number of shares of Common Stock, Common Stock Equivalent Junior Preferred Stock or other securities, the Company shall promptly take all actions necessary to increase the authorized number of shares of Common Stock, Common Stock Equivalent Junior Preferred Stock or other securities.

3.	Report as to Adjustments.

In each case of any adjustment or readjustment of the Warrant Amount, the Warrant Term, the Warrant Price or any other adjustment or readjustment pursuant to the terms of the Agreement or this Certificate, or upon the written request at any time of any Holder, the Company at its expense will promptly compute such adjustment or readjustment (the “Company Calculation”) in accordance with the terms of this Certificate and the Agreement and cause the Company’s Chief Financial Officer to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (i) the Warrant Amount, (ii) the Warrant Term and (iii) the Warrant Price in effect immediately prior to such adjustment or readjustment (as adjusted and readjusted, as applicable).  The Company will forthwith deliver a copy of each such report to each Holder and will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any Holder.  The Holder may dispute the Company Calculation by providing its computation of such adjustment or readjustment (the “Holder Calculation”) and requesting in writing that the Company’s independent certified public accountants verify the Company Calculation.  The Holder shall be responsible for the costs and expenses of such accountants if the difference between the computation of the adjustment or readjustment by such accountants (the “Accountant Calculation”) and the Holder Calculation is greater than the difference between the Accountant Calculation and the Company Calculation, and otherwise the Company shall bear such costs and expenses.

4.	Taxes.

The Company shall pay all documentary stamp taxes (if any) attributable to the issuance of Common Stock Equivalent Junior Preferred Stock upon each exercise of the Warrants by the Holder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock Equivalent Junior Preferred Stock in a name other than that of a Holder upon each exercise of Warrants, and the Company shall not be required to issue or deliver a Certificate evidencing Warrants or certificates for Common Stock Equivalent Junior Preferred Stock unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

5.	Change of Control.

5.1           Change of Control Notice.

The Company shall deliver to the Holder written notice (the “Change of Control Notice”) of any proposed Change of Control (which notice shall specify the expected effective date of such Change of Control) promptly following public disclosure of such proposed Change of Control and in any event not later than fifteen (15) Business Days prior to the expected effective date of the proposed Change of Control.  The Company shall not enter into an agreement with any Acquiring Person that may result in a Change of Control unless such agreement expressly requires the Acquiring Person to comply with the provisions of this Warrant.  Upon the mutual written agreement of the Holder and the Company, on or before the consummation of such Change of Control, the Company shall pay to the Holder an amount of cash equal to the fair market value of the Warrant immediately prior to the Change of Control, to be determined by a qualified valuation firm selected by the Holder and reasonably acceptable to the Company, by such method as the Holder and the Company may reasonably agree.  For the avoidance of doubt, in the event that the Holder and the Company agree to have the Company pay the fair market value of the Warrant as determined above, the Warrant will be redeemed upon the Company making such payment and no additional payment from the Company or the Holder shall be required in connection with such redemption.  In the event that the Holder and the Company do not agree to have the Company pay the fair market value of the Warrant as determined above, the Holder thereof shall, following the occurrence of a Change of Control, automatically have equivalent rights under this Certificate with respect to the Acquiring Person from and after the effective date of the Change of Control, regardless of whether the Acquiring Person expressly assumes the Company’s obligations and (i) all references to the Company in this Certificate shall be references to the Acquiring Person, (ii) all references to Common Stock and Common Stock Equivalent Junior Preferred Stock in this Certificate shall be references to the securities for which the Common Stock and Common Stock Equivalent Junior Preferred Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person), and (iii) if the Acquiring Person is an entity other than the Company, all references to the Warrant Price in this Certificate shall be references to the Stock Adjustment Measuring Price (as defined below).

5.2           Contingent Warrant Exercise.

Between the date a proposed Change of Control is publicly disclosed or Change of Control Notice is delivered (or an event shall have occurred that would, with or without the passage of time, require the delivery of a Change of Control Notice) and the effective date of the Change of Control, each Holder at its sole option shall continue to have the right to submit to the Company a Warrant Exercise Notice in accordance with the terms and conditions hereof.  In addition, each Holder at its sole option may elect to submit to the Company a special notice (a “Contingent Warrant Exercise Notice”) to exercise all or part of its unexercised Warrants (including any Warrants issued in connection with a Contingent Investment Notice (as defined in the Agreement) under the Agreement) in connection with such Change of Control; in which case, notwithstanding the provisions of Section 1.4 hereof:

(a)          the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;

(b)          such Holder shall have the right to deliver a notice to withdraw such Contingent Warrant Exercise Notice until the effective date of such Change of Control;

(c)          all references to Nasdaq in this Certificate shall be references to the principal U.S. trading market (or if the securities of the Acquiring Person are traded on a non-U.S. trading market, at the Holder’s election, the principal U.S. or foreign trading market) for the securities for which the Common Stock and Common Stock Equivalent Junior Preferred Stock are exchanged in the Change of Control (or if none, the most widely held class of voting securities of the Acquiring Person), and

(d)          if such Contingent Warrant Exercise Notice shall not have been withdrawn, then on the effective date of such Change of Control, the Holder of such Warrants shall receive the same consideration, in the form of cash, securities or other assets (the “Acquisition Consideration”) per share of Common Stock Equivalent Junior Preferred Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock Equivalent Junior Preferred Stock into which such Holder’s Warrants would be exercisable if such Holder had exercised such Warrants on the Business Day immediately preceding the date on which such Change of Control occurs.  Upon the effective date of such Change of Control, such Holder’s Warrants tendered for exercise pursuant to a Warrant Exercise Notice or Contingent Warrant Exercise Notice shall be fully exercised and shall no longer permit such Holder to exercise such Warrants into Common Stock Equivalent Junior Preferred Stock.

5.3           Definitions.

(a)          “Acquiring Person” has the meaning set forth in the Agreement.

(b)          “Change of Control” has the meaning set forth in the Agreement.

(c)          “Stock Adjustment Measuring Price” means each of (i) the Warrant Price applicable to the Initial Warrant Amount and (ii) the Warrant Price applicable to the Additional Warrant Amount shall be adjusted by multiplying such prices in effect immediately preceding and excluding the date on which the Change of Control is consummated by a fraction,

      (i)          the numerator of which is the Daily Market Price of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person) determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated; and

      (ii)          the denominator of which is the Daily Market Price of the Common Stock of the Company determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated.

6.	Non-Circumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock Equivalent Junior Preferred Stock receivable upon the exercise of this Warrant above the Warrant Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock Equivalent Junior Preferred Stock upon the exercise of this Warrant, and (iii) shall, so long as the Warrants represented by this Certificate are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock Equivalent Junior Preferred Stock, solely for the purpose of effecting the exercise of the Warrants represented by this Certificate, one hundred percent (100%) of the number of shares of Common Stock Equivalent Junior Preferred Stock issuable upon exercise of the Warrants represented by this Certificate then outstanding (without regard to any limitations on exercise).

7.	Lost or Stolen Certificate.

In case this Certificate shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Certificate.  Applicants for a substitute Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

8.	Transfer Agent.

The Company (and any successor) shall serve as agent for the Warrant under this Warrant and shall at all times maintain a register of the holders of the Warrant.

9.	Notices.

(a)          All notices and other communications under this Certificate shall be in writing and shall be delivered by either a nationally recognized overnight courier, postage prepaid, or transmitted by facsimile, in each case to the addresses as provided below:

  (i)           If to the Company:

  United Community Banks, Inc.
  125 Highway 515 East
  Blairsville, Georgia  30512
  Attention:      Rex S. Schuette
  Telephone:     (706) 745-2265
  Facsimile:        (706) 745-9046

  (ii)          If to a Holder, at the address of such Holder as listed in the Stock Register, or to such other address as the Holder shall have designated by notice similarly given to the Transfer Agent.

(b)          Any such notice or communication shall be deemed received (i) when made, if by hand delivery, and upon confirmation of receipt, if made by facsimile and in each case if such notice is received on or before 11:59 p.m. New York City time, otherwise, such notice shall be deemed to be received the following Business Day, (ii) one (1) Business Day after being deposited with a next-day courier, return receipt requested, postage prepaid or (iii) three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other addresses as the Company or a Holder may designate in writing from time to time).

(c)          If the Company does not agree and acknowledge the delivery of any Warrant Exercise Notice under this Certificate, in each case by 11:59 p.m., New York City time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

10.	Construction.

For purposes of this Certificate, except as otherwise expressly provided or unless the context otherwise requires:  (a) the terms defined in this Certificate have the meanings assigned to them in this Certificate and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Certificate, unless the context shall otherwise require; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereunder” and other words of similar import refer to this Certificate as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation; (g) the table of contents to this Certificate and all section titles or captions contained in this Certificate or in any Exhibit or Schedule hereto or referred to herein are for convenience only and shall not be deemed a part of this Certificate and shall not affect the meaning or interpretation of this Certificate; (h) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as amended, modified or supplemented from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (i) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

11.	Severability of Provisions.

If any right, preference, or limitation of the Warrants set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation set forth in this Certificate shall be deemed dependent upon any other such right, preference, or limitation unless so expressed in this Certificate.

12.	Specific Performance.

The Holder and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

13.	Nonperformance.

  If the Company, at any time, shall fail to deliver the shares of Common Stock Equivalent Junior Preferred Stock required to be delivered to the Holder pursuant hereto for any reason other than the failure of any condition precedent to the Company’s obligations hereunder or the failure by the Holder to comply with its obligations hereunder, then the Company shall (without limitation to the Holder’s other remedies at law or in equity): (i) indemnify and hold the Holder harmless against any loss, claim or damage arising from or as a result of such failure by the Company (regardless of whether any of the foregoing results from a third-party claim or otherwise) and (ii) reimburse the Holder for all of its reasonable out-of-pocket expenses (which includes fees and expenses of its counsel) incurred by the Holder in connection herewith and the transactions contemplated herein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

14.	Assignment.

The Holder may, in its sole discretion, freely assign, pledge, hypothecate or transfer all Warrants.

This Certificate shall not be valid unless signed by the Company.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, United Community Banks, Inc. has caused this Warrant to be signed by its duly authorized officer.

Dated:

UNITED COMMUNITY BANKS, INC.

By:
Name:
Title:

ATTEST:

Secretary